Exhibit 99.1
Nephros Receives Formal Response from FDA for 510(k) Application for Hemodiafiltration System

RIVER EDGE, N.J., July 7, 2010 /PRNewswire-FirstCall/ -- Nephros, Inc. (OTC Bulletin Board:NEPH - News), a medical device company developing and marketing filtration products for therapeutic applications, infection control, and water purification, today reported that the U.S. Food and Drug Administration has issued a formal response to the company’s 510(k) application.

On June 30, Nephros received a final decision letter from the FDA for the company’s 510(k) submission which stated that the FDA could not reach a substantial equivalence determination for the company’s hemodiafiltration (HDF) system.

“We are disappointed both by the FDA’s decision to reject our application and by the fact that the company was not provided an opportunity to address the current comments prior to a final decision being rendered,” said Paul A. Mieyal, acting CEO of Nephros.  “After more than 15 months without a substantive communication, the company expected either an approval or further dialogue as the next step in the process.  We feel that the issues raised in the current letter are addressable and have requested an in-person meeting with the review team to discuss options for moving forward.”

“Outside of the United States, hemodiafiltration is widely regarded by nephrologists as the gold standard therapy for dialysis patients.  We are disappointed that the availability of HDF therapy in the U.S. has been further delayed,” commented Lawrence J. Centella, a member of Nephros’s Board of Directors and former Chief Operating Officer of Gambro Healthcare, Inc.

Next Steps

Nephros has requested an in-person meeting to discuss the issues raised in the current FDA letter as well as the process for moving forward.

Based upon the in-person meeting with the FDA reviewers, the company will determine the appropriate course of action, which could include filing a new 510(k) application or filing an appeal related to the current application.

Nephros has engaged King & Spalding LLP as regulatory counsel to advise the company in its next interactions with the FDA.  The company also intends to utilize the FDA’s Ombudsman process.

Impact on Operations

The current decision by the U.S. FDA with regard to Nephros’s HDF system does not impact the ability of the company to market and sell its mid-dilution (MD) filters for hemodiafiltration procedures outside of the U.S.

The Nephros dual stage ultrafilter (DSU) received 510(k) marketing clearance from the FDA in 2009 to be used to filter biological contaminants from water and bicarbonate concentrate used in hemodialysis procedures.  The 510(k) approval for the DSU filters is unrelated to the 510(k) application for the company’s HDF system.

Nephros continues to work with STERIS Corporation under the development agreement executed in March 2010.

Nephros is continuing the development of its dual stage ultra reliable personal water filtration system under support from its U.S. Department of Defense appropriation.

About Nephros, Inc.

Nephros, Inc., headquartered in River Edge, New Jersey, is a medical device company developing and marketing filtration products for therapeutic applications, infection control, and water purification.

The Nephros hemodiafiltration (HDF) system is designed to improve the quality of life for the End-Stage Renal Disease (ESRD) patient while addressing the critical financial and clinical needs of the care provider. ESRD is a disease state characterized by the irreversible loss of kidney function. The Nephros HDF system removes a range of harmful substances more effectively, and with greater capacity, than existing ESRD treatment methods, particularly with respect to substances known collectively as "middle molecules." These molecules have been found to contribute to such conditions as dialysis-related amyloidosis, carpal tunnel syndrome, degenerative bone disease and, ultimately, mortality in the ESRD patient. Nephros ESRD products are sold and distributed throughout Europe.

The Nephros Dual Stage Ultrafilter (DSU) is the basis for the Nephros line of water filtration products. The patented dual stage cold sterilization ultrafilter has the capability to filter out bacteria and, due to its exceptional filtration levels, filter out many viruses, parasites and biotoxins. Nephros's DSUs are being evaluated at several major U.S. medical centers for infection control. The DSU has also been selected for further development by the U.S. Marine Corps for purification of drinking water by soldiers in the field.

For more information about Nephros, please visit our website at http://www.nephros.com.

Forward-Looking Statements

Statements in this news release that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such statements may be preceded by words such as "may," "plans," "expects," "believes," "hopes," "potential" or similar words. For such statements, Nephros claims the protection of the PSLRA.

Forward-looking statements are not guarantees of future performance, are based on assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Nephros' control. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risks that Nephros may not be able: (i) to obtain appropriate or necessary governmental approvals to achieve its business plan or effectively market its products; (ii) to obtain additional funding when needed or on favorable terms; (iii) to continue as a going concern; (iv) to have its technologies and products accepted in current or future target markets; (v) to demonstrate in pre-clinical or clinical trials the anticipated efficacy, safety or cost savings of products that appeared promising to Nephros in research or clinical trials; or (vi) to secure or enforce adequate legal protection, including patent protection, for its products. More detailed information about Nephros and the risk factors that may affect the realization of forward-looking statements is set forth in Nephros' filings with the SEC.  Investors and security holders are encouraged to read these documents on the SEC's website at http://www.sec.gov/. Nephros does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise except as required by law.